Exhibit 99.1

FOR IMMEDIATE RELEASE

VIRGINIA NATIONAL BANKSHARES CORPORATION
ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Charlottesville, VA – April 23, 2018 – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”) today reported first quarter 2018 net income of $2.8 million, or $1.09 per diluted share, a 61% increase compared to net income of $1.7 million, or $0.69 per diluted share, recognized during the first quarter of 2017. The Company declared a 5% stock dividend in the first quarter of 2018, payable in the second quarter of 2018. Common share data for all periods shown has been adjusted to reflect this dividend.

“We are pleased to report robust first quarter earnings,” said Glenn W. Rust, President and Chief Executive Officer. “We realized a 15% increase in interest income, due to higher yields on earning assets, and a 37% increase in noninterest income, due to increased royalty income, over the first quarter of the prior year, which resulted in a return on average assets of 1.78%. Our solid financial performance, which includes increasing our net interest margin and continuing to lower our efficiency ratio, has enabled us to continue to reward our shareholders.”

First Quarter 2018 Financial Highlights

●

Gross loans outstanding at March 31, 2018 totaled $524.7 million, which represented a decrease of $4.1 million, or 0.8%, over the 2017 year-end balance, yet an increase of $37.2 million, or 7.6%, compared to March 31, 2017.

●	The efficiency ratio on a fully tax equivalent basis (FTE) was 54.0% for the first quarter, improving from 57.5% for the fourth quarter of 2017 and from 60.4% for the first quarter of 2017.
●	Return on average assets (ROAA) for the quarter amounted to 1.78% compared to the 0.73% recorded in the preceding quarter and 1.14% realized during the first quarter of 2017.
●	Net interest margin (FTE) increased six basis points to 3.85% on a sequential quarter basis and improved 31 basis points compared to the first quarter of 2017.
●	Total assets of $625.5 million were 2.9% lower than the prior year-end balance of $643.9 million and 2.1% lower than the first quarter 2017 balance of $638.8 million.
●

The loan-to-deposit ratio was 100.0% as of March 31, 2018, compared to 97.4% as of December 31, 2017 and 86.6% as of March 31, 2017. This year-over-year increase is in line with our strategy to achieve an effective mix of earning assets and liabilities on our balance sheet.

●	Net interest income increased $183 thousand, or 3.3%, on a sequential quarter basis and increased $642 thousand, or 12.7%, over the first quarter of 2017.
●

The period-end allowance for loan losses as a percentage of total loans remained consistent with the same quarter in the prior year at 0.75% and decreased 1 basis point from the 0.76% level at December 31, 2017.

●

A recovery of provision for loan losses of $96 thousand was recognized in the first quarter of 2018 due to a decline in loan balances and favorable credit quality factors impacting the allowance for loan loss balance. A recovery was also recognized in the first quarter of 2017, in the amount of $70 thousand.

●

Noninterest income for the first quarter decreased $432 thousand, or 20.1%, on a sequential quarter basis, primarily due to the recognition of wealth management performance fees during the fourth quarter of 2017, yet improved $465 thousand, or 37.2%, over first quarter of the prior year, due to increased royalty income.

●

Noninterest expense for the first quarter decreased $410 thousand, or 9.3%, from the prior quarter, due largely to bonuses associated with wealth management fees during the fourth quarter of 2017. Noninterest expense for the first quarter increased over the prior year first quarter expense by $192 thousand or 5.0%.

●

The provision for income taxes decreased $120 thousand, or 14.8%, compared to the first quarter of 2017, due primarily to the reduction in the corporate tax rate from 34% to 21%. The positive effect of the reduction in the corporate tax rate was partially offset by the income tax provision necessary for increased net income. Fourth quarter 2017 provision for income tax was impacted by a one-time, non-cash tax charge of $963 thousand due to the re-measurement of, and adjustment to, deferred tax assets as a result of the enactment of the Tax Cuts and Jobs Act in December 2017.

●

The cost of funds of 32 basis points for the first quarter of 2018 increased nine basis points from 23 basis points in the fourth quarter of 2017, due primarily to increased rates on deposit accounts. Low-cost deposits, which include noninterest checking accounts and interest-bearing checking, savings, and money market accounts, remained in excess of 77% of total deposits at the end of the first quarter 2018 and 2017 as well as the end of the 2017.

●

Tangible book value per share, adjusted to reflect the 5% stock dividend effective April 2018, was $25.96, compared to $25.35 as of the end of the preceding quarter and $23.99 at March 31, 2017. Cash dividends of $482 thousand were declared during the first quarter of 2018, while the remaining net income of $2.3 million, or 82.8%, was retained.

●	Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). The Bank has four banking offices in Charlottesville and one in Winchester, as well as a loan production office in Harrisonburg. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations. Investment management, wealth advisory, and trust and estate services are offered through VNB Wealth Management, the trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary. Retail brokerage and investment advisory services are offered under the name of VNB Investment Services.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Statements which express or imply a view about projections, predictions or the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements as defined in the Securities Exchange Act of 1934.” Such statements are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgment of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in: national and local economies, employment or market conditions; interest rates, deposits, loan demand, and asset quality; competition; financial services or tax laws and regulations; accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation. The Company filed audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2017 with the Securities and Exchange Commission on March 27, 2018. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	March 31, 2018	December 31, 2017 **	March 31, 2017
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$6,902	$11,390	$10,139
Federal funds sold	-	6,887	45,525
Securities:
Available for sale, at fair value	64,931	67,501	67,771
Restricted securities, at cost	2,319	2,284	1,743
Total securities	67,250	69,785	69,514
Loans	524,729	528,784	487,494
Allowance for loan losses	(3,955)	(4,043)	(3,633)
Loans, net	520,774	524,741	483,861
Premises and equipment, net	7,056	7,371	7,781
Bank owned life insurance	16,453	16,344	14,022
Goodwill	372	372	372
Other intangible assets, net	553	579	655
Accrued interest receivable and other assets	6,113	6,417	6,939
Total assets	$625,473	$643,886	$638,808
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$162,720	$193,081	$182,102
Interest-bearing	94,369	102,583	98,788
Money market and savings deposit accounts	163,187	138,065	155,608
Certificates of deposit and other time deposits	104,566	109,233	126,153
Total deposits	524,842	542,962	562,651
Repurchase agreements and other borrowings	31,482	34,092	12,958
Accrued interest payable and other liabilities	2,328	1,727	2,173
Total liabilities	558,652	578,781	577,782
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000 shares authorized, no shares outstanding	-	-	-
Common stock, $2.50 par value, 10,000,000 shares authorized; 2,537,938, 2,531,214 and 2,501,004 issued and outstanding at March 31, 2018, December 31, 2017, and March 31, 2017, respectively *	6,043	6,027	5,955
Capital stock dividend distributable	301	-	-
Capital surplus	26,840	22,038	21,395
Retained earnings	35,263	37,923	34,185
Accumulated other comprehensive loss	(1,626)	(883)	(509)
Total shareholders' equity	66,821	65,105	61,026
Total liabilities and shareholders' equity	$625,473	$643,886	$638,808

*	Shares have been adjusted to reflect a 5% stock dividend effective April 13, 2018.

**	Derived from audited consolidated financial statements

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)
(Unaudited)

	For the three months ended
	March 31, 2018	December 31, 2017	March 31, 2017
Interest and dividend income:
Loans, including fees	$5,714	$5,410	$4,965
Federal funds sold	35	33	73
Investment securities:
Taxable	278	277	206
Tax exempt	85	85	60
Dividends	28	27	23
Other	-	-	3
Total interest and dividend income	6,140	5,832	5,330

Interest expense:
Demand and savings deposits	232	126	110
Certificates and other time deposits	140	147	156
Repurchase agreements and other borrowings	72	46	10
Total interest expense	444	319	276
Net interest income	5,696	5,513	5,054
Provision for (recovery of) loan losses	(96)	205	(70)
Net interest income after provision for (recovery of) loan losses	5,792	5,308	5,124

Noninterest income:
Trust income	414	1,236	392
Advisory and brokerage income	140	133	127
Royalty income	518	32	68
Customer service fees	247	249	230
Debit/credit card and ATM fees	187	214	212
Earnings/increase in value of bank owned life insurance	109	115	105
Fees on mortgage sales	36	34	17
Gains (losses) on sales of securities	-	(1)	4
Losses on sales of other assets	(33)	-	-
Other	96	134	94
Total noninterest income	1,714	2,146	1,249

Noninterest expense:
Salaries and employee benefits	1,991	2,511	1,901
Net occupancy	480	470	471
Equipment	128	143	146
Other	1,418	1,303	1,307
Total noninterest expense	4,017	4,427	3,825

Income before income taxes	3,489	3,027	2,548
Provision for income taxes	693	1,873	813
Net income	$2,796	$1,154	$1,735
Net income per common share, basic *	$1.10	$0.45	$0.70
Net income per common share, diluted *	$1.09	$0.45	$0.69
Weighted average common shares outstanding, basic *	2,534,799	2,531,214	2,494,588
Weighted average common shares outstanding, diluted *	2,554,980	2,551,745	2,514,690

*	Shares and per share data have been adjusted to reflect a 5% stock dividend effective April 13, 2018.

VIRGINIA NATIONAL BANKSHARES CORPORATION
Financial Highlights
(dollars in thousands, except per share data)
(Unaudited)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Common Share Data:[1]
Net income per weighted average share, basic	$1.10	$0.45	$0.69	$0.77	$0.70
Net income per weighted average share, diluted	$1.09	$0.45	$0.68	$0.76	$0.69
Weighted average shares outstanding, basic	2,534,799	2,531,214	2,521,137	2,506,058	2,494,588
Weighted average shares outstanding, diluted	2,554,980	2,551,745	2,543,150	2,529,881	2,514,690
Actual shares outstanding	2,537,938	2,531,214	2,531,214	2,511,611	2,501,004
Tangible book value per share at period end	$25.96	$25.35	$25.23	$24.75	$23.99
Key Ratios:
Return on average assets[2]	1.78%	0.73%	1.11%	1.19%	1.14%
Return on average equity[2]	17.12%	7.24%	10.75%	12.33%	11.66%
Net interest margin (FTE)[3]	3.85%	3.79%	3.70%	3.50%	3.54%
Efficiency ratio (FTE)[4]	54.04%	57.48%	58.63%	55.53%	60.39%
Loan-to-deposit ratio	99.98%	97.39%	98.77%	92.91%	86.64%
Net Interest Income:
Net interest income	$5,696	$5,513	$5,483	$5,327	$5,054
Net interest income (FTE)[3,4]	$5,719	$5,556	$5,523	$5,360	$5,085
Capital Ratios:
Tier 1 leverage ratio	10.59%	10.55%	10.30%	9.65%	9.84%
Total risk-based capital ratio	13.53%	12.96%	13.51%	13.09%	12.98%
Assets and Asset Quality:
Average Earning Assets	$602,669	$581,006	$591,908	$613,992	$582,630
Average Gross Loans	$524,873	$499,550	$496,983	$489,806	$481,217
Allowance for loan losses:
Beginning of period	$4,043	$3,824	$3,701	$3,633	$3,688
Provision for (recovery of) loan losses	(96)	205	168	115	(70)
Charge-offs	1	-	53	58	-
Recoveries	(9)	(14)	(8)	(11)	(15)
Net charge-offs (recoveries)	(8)	(14)	45	47	(15)
End of period	$3,955	$4,043	$3,824	$3,701	$3,633
Nonaccrual loans	$171	$177	$186	$153	$160
OREO	-	-	-	-	-
Total nonperforming assets (NPA)	$171	$177	$186	$153	$160
NPA as a % of total assets	0.03%	0.03%	0.03%	0.02%	0.03%
NPA as a % of total loans plus OREO	0.03%	0.03%	0.04%	0.03%	0.03%
Allowance for loan losses to total loans	0.75%	0.76%	0.76%	0.75%	0.75%
Non-accruing loans to total loans	0.03%	0.03%	0.04%	0.03%	0.03%
Net charge-offs (recoveries) to average loans[2]	-0.01%	-0.01%	0.04%	0.04%	-0.01%

[1]	Common share data has been adjusted to reflect a 5% stock dividend effective April 13, 2018.

[2]	Ratio is computed on an annualized basis.

[3]	The net interest margin and net interest income are reported on a fully tax equivalent basis (FTE), using a Federal income tax rate of 21% for 2018 and 34% for 2017.

[4]

The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of fully tax equivalent (FTE) net interest income and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.

Virginia National Bankshares Corporation Contact:	Tara Y. Harrison
434.817.8587